Exhibit 10.11

Execution Version

FIRST AMENDMENT

TO

CREDIT AGREEMENT

AMONG

REX ENERGY IV, LLC,

as Borrower,

KEYBANK NATIONAL ASSOCIATION,

as Administrative Agent,

and

The Lenders Signatory Hereto

Effective as of March 30, 2007

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (this “First Amendment”) executed effective as of the 30th of March, 2007 (the “First Amendment Effective Date”) is among REX ENERGY IV, LLC, a limited liability company formed under the laws of the State of Delaware (the “Borrower”); and KEYBANK NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, together with its successors, the “Administrative Agent”).

Recitals

A. The Borrower, the Administrative Agent and the Lenders are parties to that certain Credit Agreement dated as of October 2, 2006 (the “Credit Agreement”), pursuant to which the Lenders have made certain credit available to and on behalf of the Borrower.

B. The Borrower has requested and the Administrative Agent and the Lenders have agreed to amend certain provisions of the Credit Agreement.

C. NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Defined Terms. Each capitalized term which is defined in the Credit Agreement, but which is not defined in this First Amendment, shall have the meaning ascribed such term in the Credit Agreement. Unless otherwise indicated, all section references in this First Amendment refer to the Credit Agreement.

Section 2. Amendments to Credit Agreement.

2.1 Amendments to Section 1.02. Section 1.02 is hereby amended by adding or amending and restating the following definitions in their entirety:

“Agreement” means this Credit Agreement, as amended by the First Amendment to Credit Agreement, dated March 30, 2007, and as the same may from time to time be amended, modified, supplemented or restated.

“Applicable Margin” means, for any day, with respect to any Eurodollar Loan, 4.00% and with respect to any ABR Loan, 3.00%.

“EBITDAX” means, for any period, the sum of Consolidated Net Income for such period plus the following expenses or charges to the extent deducted from Consolidated Net Income in such period: interest, income taxes, depreciation, depletion, amortization, unrealized losses from financial derivatives, exploration expenses and other similar non-cash charges, minus all non-cash income, including but not limited to income from unrealized financial derivatives, added to Consolidated Net Income.

“Free Cash Flow” for any period shall mean EBITDAX less (a) cash tax payments actually made during such period, (b) interest payments made during such period, (c) voluntary repayments of principal made during such period and (d) capital expenditures made regarding development.

“Maturity Date” means the earlier of (a) the next Business Day following the closing date of the Senior Credit Facility, (b) the next Business Day following the date of the issuance of Equity Interests by the Borrower or an Affiliate pursuant to an initial public offering or (c) December 31, 2007.

“Net Cash Proceeds” means in connection with any issuance or sale of Equity Interests, Debt securities, Casualty Events or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Proved Reserves” means “Proved Reserves” as defined in the Definitions for Oil and Gas Reserves (in this paragraph, the “Definitions”) promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question. “Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Definitions, “Proved Developed Nonproducing Reserves” means Proved Reserves which are categorized as both “Developed” and “Nonproducing” in the Definitions, “Proved Developed Reserves” means the sum of Proved Developed Producing Reserves and Proved Developed Nonproducing Reserves and “Proved Undeveloped Reserves” means Proved Reserves which are categorized as “Undeveloped” in the Definitions.

“Reserve Report” means the Initial Reserve Report and each other report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each June 30th or December 31st, the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with the Administrative Agent’s lending requirements at the time and reflecting (and conforming to the definition of) Total Reserve Value, provided that each such report hereafter delivered must (a) separately report on Proved Developed Producing Reserves, Proved Developed Nonproducing Reserves and Proved Undeveloped Reserves and separately calculate the Total Reserve Value of each such category of Proved Reserves for the Borrower’s and the its Subsidiaries’ interests, (b) take into account the Borrower’s actual experiences with leasehold operating expenses and other costs in determining projected leasehold operating expenses and other costs, (c) identify and take into account any “over-produced” or “under-produced” status under gas balancing arrangements, and (d) contain information and analysis comparable in scope to that contained in the Initial Reserve Report.

“Total Debt” means, at any date, all Debt of the Borrower and the Consolidated Subsidiaries on a consolidated basis, less cash on hand, excluding from Debt accounts payable and other accrued liabilities (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business which are not greater than thirty (30) days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP.

“Total Reserve Value” means the net present value, discounted at 10% per annum, of the future net revenues before income taxes expected to accrue to the Borrower’s and its Subsidiaries’ collective interests in Proved Reserves expected to be produced from Oil and Gas Properties during the remaining expected economic lives of such reserves. Each calculation of such expected future net revenues shall be made in accordance with the then existing standards of the Society of Petroleum Engineers, provided that in any event (a) appropriate deductions shall be made for severance and ad valorem taxes, and for operating, gathering, transportation and marketing costs required for the production and sale of such reserves, (b) the pricing assumptions used in determining Total Reserve Value for any particular reserves shall be based upon (i) annual quotations on the New York Mercantile Exchange for Henry Hub (natural gas) or Cushing, Oklahoma (oil) futures on the date of the relevant reserve report for each calendar year to the extent such quotations are available for future periods, provided that with respect to quotations for calendar years after the fifth calendar year, the quotation for the fifth calendar year shall be applied, (ii) with respect to future periods for which quotations are not available on the New York Mercantile Exchange, constant pricing for such periods based on the quotation for the last period for which a quotation is available on the New York Mercantile Exchange for Henry Hub (natural gas) or Cushing, Oklahoma (oil), (c) operating expenses shall be held constant, (d) future capital expenditures shall be expressed in current year dollars (i.e., inflation shall not be assumed), and (e) to the extent basis Swap Agreements are not in place, the cash-flows derived from the pricing assumptions set forth in clause (b) above shall be further adjusted to account for the historical basis differentials for each month during the preceding 12-month period calculated by comparing realized crude oil and natural gas prices to Cushing, Oklahoma and Henry Hub NYMEX prices for each month during such period.; provided that the Total Reserve Value shall be further adjusted, if necessary, to exclude a portion of reserves other than Proved Developed Producing Reserves such that not less than 70% of Total Reserve Value is attributable to Proved Developed Producing Reserves.

2.2 Amendments to Section 3.04(c).

(i) Section 3.04(c)(i) is hereby amended and restated in its entirety as follows:

“(i) If, after giving effect to any termination or reduction of the Commitments pursuant to Section 2.06(b) or this Section 3.04(c), the total Revolving Credit Exposures exceeds the total Commitments, then the Borrower shall (a) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (b) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.07(j).”

(ii) Section 3.04(c) is hereby amended by adding the following subsections (c)(iv) and (c)(v):

“(iv) The Commitments shall permanently reduce in amounts equal to:

(A) 100% of the Net Cash Proceeds of any Debt incurrence of the Borrower or any of its Subsidiaries or of the sale or issuance of any Equity Interests of the Borrower, excluding Debt permitted by Section 9.02.

(B) 100% of the Net Cash Proceeds of any Casualty Event related to the Borrower or any of its Subsidiaries.

(C) 100% of the Net Cash Proceeds of any sale or disposition of the Borrower’s Oil and Gas Properties.

(v) Beginning July 1, 2007, the Commitments shall permanently reduce by an amount equal to 100% of the Borrower’s Free Cash Flow. Such reduction shall occur no later the next Business Day after the quarterly financial statements for the fiscal quarter most recently ended are due pursuant to Section 8.01(b).”

2.3 Amendment to Section 8.14. Section 8.14 is hereby amended and restated in its entirety as follows:

“Section 8.14 Swap Agreements. The Borrower shall maintain Swap Agreements (a) with one or more Approved Counterparties and (b) which have aggregate notional volumes for the reasonably anticipated projected production from proved developed and producing Oil and Gas Properties, for each of crude oil and natural gas for each month during the period during which such Swap Agreement is in effect for each of crude oil and natural gas, calculated separately, of not less than (i) 90% for the first 12-month period from the date of determination, (ii) 85% for the second 12-month period from the date of determination and (iii) 80% for the third and fourth 12-month periods from the date of determination, in each case, as determined by reference to the most recent Reserve Report.”

2.3 Amendment to Article VIII. Article VIII is hereby amended by adding the following section 8.18:

“Section 8.18 Reserve Reports.

(a) On or before March 1st and September 1st of each year, commencing September 1st, 2007, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Borrower and its Subsidiaries as of the immediately preceding December 31st and June 30th. The Reserve Report as of December 31 of each year shall be prepared by one or more Approved Petroleum Engineers, and the June 30 Reserve Report of each year shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding December 31 Reserve Report.

(b) With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Borrower or the Guarantors own good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any Guarantor to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been sold since the date of the last Total Reserve Value determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent and (v) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the total value of the Oil and Gas Properties that the value of such Mortgaged Properties represent.

2.4 Amendments to Section 9.01. Section 9.01 is hereby amended and restated in its entirety as follows:

“9.01 Financial Covenants.

(a) Ratio of Total Debt to EBITDAX. The Borrower will not, at any time, permit its ratio of Total Debt as of such time to EBITDAX for the four fiscal quarters ending on the last day of the fiscal quarter set forth below to be greater than (i) 7.00 to 1.0 for the fiscal quarter ending March 31, 2007, (ii) 7.00 to 1.00 for the fiscal quarter ending June 30, 2007, (iii) 6.75 to 1.0 for the fiscal quarter ending September 30, 2007 and (iv) 6.50 to 1.00 for the fiscal quarter ending December 31, 2007. For the purposes of calculating this Ratio, EBITDAX shall exclude non-reoccurring legal expenses.

(b) Current Ratio. The Borrower will not permit, as of the last day of any fiscal quarter, its ratio of (i) consolidated current assets (including the unused amount of the total Commitments, but excluding non-cash assets under FAS 133) to (ii) consolidated current liabilities (excluding non-cash obligations under FAS 133 and unused availability under this Agreement) to be less than 1.0 to 1.0. For the purposes of calculating this Ratio, current assets and current liabilities shall exclude unrealized financial derivatives.

(c) Interest Coverage Ratio. The Borrower will not permit the ratio of EBITDAX for the four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements are available to be greater than 1.5 to 1.0. For the purposes of calculating this Ratio, EBITDAX shall exclude non-reoccurring legal expenses.

(d) Total Reserve Value to Total Debt Ratio. The Borrower will not, as of any date of determination, permit its ratio of (i) Total Reserve Value as in effect on such date of determination to (ii) Total Debt as of such date of determination to be less than 1.5 to 1.0.”

Section 3. Conditions Precedent. The effectiveness of this First Amendment is subject to the receipt by the Administrative Agent of the following documents and satisfaction of the other conditions provided in this Section 3, each of which shall be reasonably satisfactory to the Administrative Agent in form and substance:

3.1 First Amendment. The Administrative Agent shall have received multiple counterparts as requested of this First Amendment from each Lender.

3.2 Payment of Outstanding Invoices. Payment by the Borrower to the Administrative Agent of all fees and other amounts due and payable on or prior to the First Amendment Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower.

3.3 No Default. No Default or Event of Default shall have occurred and be continuing as of the First Amendment Effective Date.

Section 4. Representations and Warranties; Etc. The Borrower hereby affirms: (a) that as of the date of execution and delivery of this First Amendment, all of the representations and warranties contained in each Loan Document to which the Borrower is a party are true and correct in all material respects as though made on and as of the First Amendment Effective Date (unless made as of a specific earlier date, in which case, was true as of such date); and (b) that after giving effect to this First Amendment and to the transactions contemplated hereby, no Defaults exist under the Loan Documents or will exist under the Loan Documents.

Section 5. Miscellaneous.

5.1 Confirmation. The provisions of the Credit Agreement (as amended by this First Amendment) shall remain in full force and effect in accordance with its terms following the effectiveness of this First Amendment.

5.2 Ratification and Affirmation of the Borrower. The Borrower hereby expressly (i) acknowledges the terms of this First Amendment, (ii) ratifies and affirms its obligations under the Credit Agreement and the other Security Instruments to which it is a party, (iii) acknowledges, renews and extends its continued liability under the Credit Agreement and the other Security Instruments to which it is a party remains in full force and effect with respect to the Indebtedness as amended hereby.

5.3 RELEASE BY THE BORROWER. THE BORROWER HEREBY ACKNOWLEDGES AND AGREES THAT: (I) IT HAS NO CLAIM OR CAUSE OF ACTION AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER (OR ANY OF THE

DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, AFFILIATES OR ATTORNEYS OF THE FOREGOING), (II) THE ADMINISTRATIVE AGENT OR ANY LENDER HAS HERETOFORE PROPERLY PERFORMED AND SATISFIED IN A TIMELY MANNER ALL OF ITS OBLIGATIONS TO THE BORROWER AND (III) IT HAS RECEIVED THE ADVICE OF LEGAL COUNSEL WITH REGARD TO THE RELEASES CONTAINED HEREIN. THE ADMINISTRATIVE AGENT AND THE LENDERS WISH (AND THE BORROWER AGREES) TO ELIMINATE ANY POSSIBILITY THAT ANY PAST CONDITIONS, ACTS, OMISSIONS, EVENTS OR CIRCUMSTANCES WOULD IMPAIR OR OTHERWISE ADVERSELY AFFECT ANY OF THEIR RIGHTS, INTERESTS, SECURITY AND/OR REMEDIES. FOR AND IN CONSIDERATION OF THE AGREEMENTS CONTAINED IN THIS FIRST AMENDMENT AND OTHER GOOD AND VALUABLE CONSIDERATION, THE BORROWER VOLUNTARILY, KNOWINGLY, INCONDITIONALLY AND IRREVOCABLY RELEASES, WAIVES AND FOREVER DISCHARGES THE ADMINISTRATIVE AGENT OR ANY LENDER, TOGETHER WITH ITS PREDECESSORS, SUCCESSORS, ASSIGNS, SUSIDIARIES, AFFILIATES, AGENTS, EMPLOYEES AND ATTORNEYS (COLLECTIVELY, THE “RELEASED PARTIES”), FROM: (X) ANY AND ALL LIABILITIES, OBLIGATIONS, DUTIES, PROMISES OR INDEBTEDNESS OF ANY KIND OF THE BORROWER, WHETHER KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT, OR CONDITIONAL, AT LAW OR IN EQUITY, ORIGINATING IN WHOLE OR IN PART ON OR BEFORE THE DATE THE FIRST AMENDMENT EFFECTIVE DATE AND (Y) ALL CLAIMS, OFFSETS, CAUSES OF ACTION, SUITS OR DEFENSES OF ANY KIND WHATSOEVER (IF ANY), WHICH THE BORROWER MIGHT OTHERWISE HAVE AGAINST THE RELEASED PARTIES OR ANY OF THEM, WHETHER KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT, OR CONDITIONAL, AT LAW OR IN EQUITY ORIGINATING IN WHOLE OR IN PART ON OR BEFORE THE FIRST AMENDMENT EFFECTIVE DATE, IN EITHER CASE (X) OR (Y) IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, OR ARISING FROM ANY “LOANS”, INCLUDING, WITHOUT LIMITATION, ANY CONTRACTING FOR, CHARGING, TAKING, RESERVING, COLLECTING OR RECEIVING INTEREST IN EXCESS OF THE HIGHEST LAWFUL RATE APPLICABLE, THE EXERCISE OF ANY RIGHTS AND REMEDIES UNDER THIS FIRST AMENDMENT, THE CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND NEGOTIATION FOR AND EXECUTION OF THIS FIRST AMENDMENT, OR ON ACCOUNT OF ANY CONDITION, ACT, OMISSION, EVENT, CONTRACT, LIABILITY , OBLIGATION, INDEBTEDNESS, CLAIM, CAUSE OF ACTION, DEFENSE, CIRCUMSTANCE OR MATTER OF ANY KIND WHICH EXISTED, AROSE OR OCCURRED AT ANY TIME FROM THE BEGINNING OF THE WORLD TO THE DATE THIS FIRST AMENDMENT BECOMES EFFECTIVE.

5.4 Counterparts. This First Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

5.5 No Oral Agreement. THIS WRITTEN FIRST AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND THEREWITH

REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR UNWRITTEN ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.

5.6 Governing Law. THIS FIRST AMENDMENT (INCLUDING, BUT NOT LIMITED TO, THE VALIDITY AND ENFORCEABILITY HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed effective as of the date first written above.

BORROWER:	REX ENERGY IV, LLC

	By:	/s/ Benjamin W. Hulburt
	Name:	Benjamin W. Hulburt
	Title:	Chief Executive Officer

First Amendment

Signature Page - 1

ADMINISTRATIVE AGENT:	KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent and Lender

	By:	/s/ Thomas Rajan
	Name:	Thomas Rajan
	Title:	Senior Vice President

First Amendment

Signature Page - 2